Exhibit 99.1

MEDIA CONTACT:
Darren Podrabsky
Glowpoint, Inc.
+1 973-855-3411
dpodrabsky@glowpoint.com

INVESTOR CONTACT:
Tolga Sakman
Glowpoint, Inc.
+1 973-855-3411
tsakman@glowpoint.com

Glowpoint Completes Acquisition of Affinity VideoNet Merger Strengthens Global Leadership in Cloud and Managed Services for Videoconferencing

MURRAY HILL, N.J., Oct. 1, 2012 - Glowpoint, Inc., (NYSE MKT: GLOW), a leading global provider of cloud and managed video communication services, today announced the completion of its acquisition of privately held Affinity VideoNet ("Affinity"), a leading provider of public videoconferencing rooms and managed videoconferencing services to professional service organizations globally.

"Glowpoint welcomes Affinity's employees and customers, which include many of the world's largest global executive search firms and law firms. The merger further solidifies Glowpoint's dominant position in the cloud based managed video communication services market, delivered through our OpenVideo® platform and our newly acquired installed base of public videoconferencing rooms. The new company is uniquely positioned to deliver superior services, which include an unmatched suite of cloud based services and videoconferencing solutions demanded by our customers," said Joe Laezza, Glowpoint President and CEO.

The integration process will begin immediately and be led by Peter Holst, previously Affinity's President and CEO and now Glowpoint's Senior Vice President of Business Development. The Company reiterates its previous guidance expecting 2013 revenue of $40 million and 20% non-GAAP adjusted EBITDA margins.

"As part of Glowpoint, we now have a much greater opportunity to deliver upon our commitment of unmatched service experiences for our customers along with a full suite of cloud based services that are increasingly in demand," said Peter Holst. "I am excited to be part of the ongoing business and look forward to joining the management team."

Supporting Resources:

•Glowpoint Investor Information
•Affinity VideoNet

About Glowpoint

Glowpoint, Inc. (NYSE MKT: GLOW) provides Cloud and Managed Video Services that make video meetings simple, reliable, and the standard for bringing people together for business meetings. Through our OpenVideo® cloud, we make video meetings the replacement for in person and audio conferencing with our suite of cloud and managed services that permit any device to connect across any network, simply and reliably. Glowpoint supports hundreds of clients located in 68 countries and is the trusted partner for leading unified communications providers, telepresence manufacturers, global carriers and A/V integration firms. To learn more please visit www.glowpoint.com.

Forward looking and cautionary statements

The information in this release may contain statements that are or may be deemed to be forward-looking statements and involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks, and uncertainties include market acceptance and availability of new video communications services; the non-exclusive and terminable-at-will nature of sales agreements; rapid technological change affecting demand for our services; competition from other video communication service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission. We make no representation or warranty that the information contained herein is complete and accurate; we have no duty to correct or update any information.